UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

AgroFresh Solutions, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 30, 2023

March 24, 2023

As previously disclosed, on November 21, 2022, AgroFresh Solutions, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Project Cloud Holdings, LLC (“Parent”) and Project Cloud Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Parent and Merger Sub are affiliates of investment funds managed by Paine Schwartz Partners, LLC (“Paine Schwartz”). On March 10, 2023, in connection with the Merger, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Proxy Statement”), which the Company first mailed to its stockholders on or about March 10, 2023.

This Schedule 14A (the “Schedule”) is being filed to update and supplement the Proxy Statement. The information contained in this Schedule is incorporated by reference into the Proxy Statement and should be read in conjunction with the Proxy Statement, which should be read in its entirety.

The Company has received eight demand letters (collectively, the “Demand Letters”) from purported stockholders of the Company generally alleging that the preliminary proxy statements filed with the SEC on December 21, 2022, and February 13, 2023, and/or the Proxy Statement contain alleged material misstatements and omissions in violation of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 of the Exchange Act. On March 21, 2023, one purported stockholder of the Company commenced an action, captioned Halberstam v. AgroFresh Solutions, Inc., et al., Case No. 1:23-cv-02389 (S.D.N.Y.), in the United States District Court for the Southern District of New York (the “Complaint”). The Complaint names the Company and the members of the Company’s board of directors as defendants. The Complaint asserts claims under Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 of the Exchange Act challenging the adequacy of the disclosures in the Proxy Statement. The Complaint seeks, among other relief, an injunction preventing the parties from consummating the proposed transaction, damages in the event the transaction is consummated, and an award of attorneys’ fees. If additional similar demand letters are received or if additional complaints are filed, absent new or different allegations that are material, the Company will not necessarily announce such additional filings.

The Company believes that the claims in the Demand Letters and the Complaint are without merit and that no further disclosure is required or necessary under applicable laws. However, to avoid the risk of the Demand Letters or the Complaint delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Proxy Statement as described in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. The Company specifically denies all allegations in the Demand Letters and the Complaint that any additional disclosure was or is required.

Supplemental Disclosures to Proxy Statement

This supplemental information to the Proxy Statement should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references in the information below are to pages in the Proxy Statement, and all terms used but not defined below shall have the meanings set forth in the Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Proxy Statement.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the fourth full paragraph on page 21 of the Proxy Statement, the following (with new text in bold and underlined):

Also on April 8, 2022, Nance K. Dicciani, Robert Campbell and Denise L. Devine, three of the Company’s independent directors, met with representatives of Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to interview Morris Nichols as potential independent legal counsel to the Special Committee, should it be formed. Each of these directors had been determined by the Board to be independent directors based on both their responses to independence-related questions on their annual director questionnaires and their lack of any current or prior relationship with PSP. At this meeting, Morris Nichols summarized certain prior or current engagements between Morris Nichols, on the one hand, and certain potentially relevant parties, on the other. Following such meeting, the directors present determined, based on Morris Nichols’ experience in advising special committees and the directors’ determination that Morris Nichols would be independent for purposes of such engagement, that, should the Special Committee be formed, the Special Committee would retain Morris Nichols as independent legal counsel. The decision to conditionally retain Morris Nichols was unanimous among the three directors present at this meeting. Between April 8 and April 11, Morris Nichols reviewed a draft of the resolutions that, if adopted by the Board, would establish the Special Committee and set forth its authority.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the fifth paragraph starting on page 21 and carrying over to page 22 of the Proxy Statement, the following (with new text in bold and underlined):

On April 11, 2022, the Board held a meeting to consider forming the Special Committee, with representatives of Morrison Foerster participating. Morrison Foerster discussed with the Board certain legal considerations in connection with a potential Series B Recapitalization, including the Board’s fiduciary duties and the authorization that would be granted to the Special Committee in respect thereof. Following the presentation, the Board then discussed the proposed resolutions for establishing the Special Committee and agreed that the Special Committee’s mandate would be to address a potential Series B Recapitalization, and that the full Board would oversee decisions relating to a refinancing of the Term Loan (the “Refinancing Process”). Following this discussion, the Board established the Special Committee and designated Dr. Dicciani, Mr. Campbell and Ms. Devine as members of the Special Committee, with Dr. Dicciani as the chair of the committee. The Board determined that the members of the Special Committee were independent and disinterested with respect to a potential Series B Recapitalization. The Special Committee was delegated the full power and authority of the Board to, among other things: (i) direct the process related to the evaluation of a potential Series B Recapitalization; (ii) negotiate the terms of a potential Series B Recapitalization; (iii) reject or determine not to pursue any potential Series B Recapitalization; (iv) determine whether any potential Series B Recapitalization is advisable, fair to and in the best interests of the Company and its stockholders; and (v) recommend to the Board what action, if any, should be taken with respect to such potential Series B Recapitalization. The Special Committee was further delegated authority to select and engage legal counsel and financial and other advisors. The Board also resolved not to approve any potential Series B Recapitalization without the Special Committee’s prior favorable recommendation. Finally, the Board authorized customary compensation for each member of the Special Committee consisting of $10,000 per month for the chair of the Special Committee and $5,000 per month for each other member of the Special Committee.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the first full paragraph on page 22 of the Proxy Statement, the following (with new text in bold and underlined):

On April 25, 2022, the Special Committee held a meeting attended by representatives of Morris Nichols. Representatives of Morris Nichols led a discussion of, among other things, the fiduciary duties of directors under Delaware law and efforts to date in vetting potential financial advisors for the Special Committee. During this discussion, Morris Nichols informed the members of the Special Committee that, during such vetting, representatives of Financial Advisor A had not reported any potential conflicts relevant to service as the Special Committee’s financial advisor. Members of Management then joined the meeting, and discussed, at the request of the Special Committee members, potential financial advisors for the Special Committee, including Financial Advisor A and another financial advisor (“Financial Advisor B”), and stated their belief that a public equity approach for a potential Series B Recapitalization, which had been recommended by Financial Advisor A, was best aligned with the Company’s business plan and would maximize opportunities to unlock value for Company stockholders. A representative of Financial Advisor A then joined the meeting and discussed with the Special Committee Financial Advisor A’s: (i) experience and capabilities; (ii) initial views regarding a potential Series B Recapitalization; and (iii) proposed next steps. After Financial Advisor A and members of Management left the meeting, the Special Committee expressed its initial view that the public equity options for a potential Series B Recapitalization were more likely to be aligned with the best interests of the Unaffiliated Stockholders and determined, based on that view, and on Financial Advisor A’s presentation at this meeting and its independence with respect to a potential Series B Recapitalization, to engage Financial Advisor A in connection with a potential Series B Recapitalization.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the sixth full paragraph beginning on page 24 of the Proxy Statement, the following (with new text in bold and underlined):

On June 17, 2022, the Board held a meeting, attended by members of Management and representatives of Morris Nichols and Morrison Foerster. Dr. Dicciani updated the Board on conversations between the Special Committee and PSP regarding a potential Series B Recapitalization. Representatives of Morris Nichols and Morrison Foerster reviewed with the Board the fiduciary duties of directors under Delaware law and certain considerations under the Investment Agreement and federal securities laws. One of PSP’s designees to the Board, Alexander Corbacho, then conveyed PSP’s views on the Series B Recapitalization Proposal and PSP’s interest in assessing the Board’s receptivity to exploring a potential Go Private Transaction. No terms of a potential Go Private Transaction were discussed, and no indication concerning valuation or price was made. After all participants other than the Board (excluding the Recused Directors) and representatives of Morris Nichols and Morrison Foerster left the meeting, the remaining directors preliminarily determined to expand the mandate of the Special Committee to consider whether to explore a potential Go Private Transaction and alternatives thereto. Mr. Clinton Lewis, Chief Executive Officer of the Company, and representatives of Morrison Foerster, then left the meeting, following which the remaining directors confirmed their preliminary determination and directed Morris Nichols to work with Morrison Foerster to prepare resolutions reflecting the expanded mandate.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the second full paragraph beginning on page 26 of the Proxy Statement, the following (with new text in bold and underlined):

On July 30, 2022, the Special Committee held a meeting, attended by representatives of Morris Nichols. At this meeting, the Special Committee determined to engage Perella Weinberg as financial advisor to the Special Committee in connection with a potential Go Private Transaction, and directed Morris Nichols, in consultation with Dr. Dicciani, to negotiate the terms of such engagement. An engagement letter formally documenting Perella Weinberg’s engagement as of August 8 was executed on September 28. For avoidance of doubt, Financial Advisor A, which had previously advised the Special Committee in connection with a potential Series B Recapitalization, did not advise the Special Committee in connection with a potential Go Private Transaction.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the first full paragraph on page 29 of the Proxy Statement, the following (with new text in bold and underlined):

Also on September 16, 2022, the Board held a meeting, attended by members of Management and representatives of Morris Nichols, Morrison Foerster, and Kirkland & Ellis. Management provided an update on the Refinancing Process. One of PSP’s designees to the Board, Alexander Corbacho, stated PSP’s belief that the Company needed to find solutions for its capital structure and reminded the Board that PSP believed its proposal of a potential Go Private Transaction at $2.55 to $2.65 per share of Company common stock represented a holistic solution and believed timing in considering such solution was important. After the Recused Directors and Kirkland & Ellis left the meeting, the remaining participants discussed the current status of the Special Committee’s review process, and the interaction of that process and the Refinancing Process. Following discussion, there was consensus that Management would continue its preparatory work in connection with the Refinancing Process, but would delay launching a refinancing until Financial Advisor B and Perella Weinberg had further discussions regarding the interaction of the two processes.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the third full paragraph on page 29 of the Proxy Statement, the following (with new text in bold and underlined):

Later that day, Morris Nichols spoke with Kirkland & Ellis, during which Kirkland & Ellis stated that PSP would likely be sending a letter shortly regarding its views on potential next steps. Following that call, PSP sent a letter to the Special Committee (the “September 16 Letter”) stating that PSP had reviewed the September Projections and, following further review in light of such September Projections, was prepared to put forth a refined proposal for a potential Go Private Transaction of $2.60 per share of Company common stock subject to confirmatory due diligence and discussions with financing sources. The September 16 Letter stated that $2.60 represented a significant premium of 67% to the closing price of the shares of Company common stock as of September 15, 2022, and a 51% premium to the 90-day volume-weighted average price per share of $1.72 as of September 30, 2022. PSP requested: (i) access to Management and (ii) permission to wall cross and execute non-disclosure agreements with a small group of financing providers in parallel to undertake due diligence and help PSP confirm value. The September 16 Letter did not request to discuss or otherwise mention management retention.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the fifth full paragraph on page 29 of the Proxy Statement, the following (with new text in bold and underlined):

On September 17, 2022, the Company and Dow executed a confidentiality agreement. The confidentiality agreement with Dow did not include any standstill provision.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the second full paragraph on page 31 of the Proxy Statement, the following (with new text in bold and underlined):

On October 10, 2022, PSP sent a letter to the Special Committee (the “October 10 Letter”), stating that PSP was prepared to put forth a refined proposal for a potential Go Private Transaction of $2.85 per share of Company common stock subject to completion of outstanding confirmatory due diligence and ongoing discussions with financing sources. The October 10 Letter stated that $2.85 represents a 10% increase from the proposal in the September 16 Letter, and a 79% premium to the closing price of the shares of Company common stock as of October 10, 2022. PSP requested in the October 10 Letter: (i) continued access to Management; (ii) a limited waiver under the Standstill Provisions to allow PSP to publicly disclose the offer contained in the October 10 Letter; and (iii) permission to expand the group of financing providers under the PSP NDA. The October 10 Letter did not request to discuss or otherwise mention management retention.

The disclosure under the subsection captioned “Special Factors—Background of the Merger” is hereby amended and supplemented by adding to the second full paragraph on page 32 of the Proxy Statement, the following (with new text in bold and underlined):

On October 20, 2022, Perella Weinberg spoke with Party A, who stated that Party A had been developing a potential transaction structure at an indicative valuation of $2.35 per share of Company common stock that contemplated PSP rolling its Series B Preferred Stock into the surviving entity (the “Party A Structure”). This was the first communication between the Special Committee or its advisors, on the one hand, and Party A, on the other, since the Special Committee was formed.

The disclosure under the subsection captioned “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding to the first full paragraph on page 54 of the Proxy Statement, the following (with new text in bold and underlined):

For each of the Company and the Selected Publicly-Traded Companies, Perella Weinberg reviewed the ratio of such company’s enterprise value (“EV”) to its estimated 2023 earnings before interest, taxes, depreciation, and amortization (“EBITDA”) as of December 31, 2023. For each of the selected companies, Perella Weinberg calculated and compared financial information and financial market multiples and ratios based on company filings for historical information and consensus third party research analyst estimates for forecasted information. The sources for such information were selected company filings, historical financials and management forecasts provided by the Company (on November 1, 2022 as approved for Perella Weinberg’s use by the Special Committee), and FactSet and Capital IQ (as of November 18, 2022). The results of the analyses are summarized in the following table:

The disclosure under the subsection captioned “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding to the second full paragraph on page 54 of the Proxy Statement, the following (with new text in bold and underlined):

Based on the analysis of the relevant metrics described above and on professional judgments made by Perella Weinberg, Perella Weinberg selected and applied a range of multiples of 9.0x to 10.0x to 2023E EBITDA of the Company using the Final Projections as well as the unaffected current median of “AgChem / AgTech” and the unaffected Company 2023E trading multiple. From this analysis, Perella Weinberg derived a range of implied enterprise values for the Company. To calculate the implied equity value from the implied enterprise value, Perella Weinberg added cash and cash equivalents of approximately $35.6 million, subtracted debt of approximately $261.3 million, subtracted convertible preferred equity at its 2.0x multiple on invested capital (“MOIC”) liquidation preference of approximately $253.7 million (assuming redemption on January 31, 2023 to correspond with an estimated transaction close date) and subtracted non-controlling interests of approximately $6.9 million, in each case as provided by the latest relevant filings of the Company. Perella Weinberg calculated implied equity values per share by dividing the implied equity values by the applicable fully diluted shares —58.5 million (based upon the number of issued and outstanding shares and other equity interests in each case provided by the management of the Company, as applicable, and using the treasury stock method for calculation of option dilution). The range of implied values for Company common stock derived from these calculations is $1.47 to $2.56 per share.

The disclosure under the subsection captioned “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding to the third full paragraph on page 55 of the Proxy Statement, the following (with new text in bold and underlined):

Using publicly available information sourced from Moody’s and the relevant companies’ SEC filings and press releases, Perella Weinberg reviewed the financial terms of selected precedent transactions (the “Selected Precedent Transactions”) involving companies that operated in, or were exposed to, the agricultural chemicals and agricultural technology, food safety and security and high value specialties industries announced between September 2014 and December 2021. Perella Weinberg selected these transactions in the exercise of its professional judgment and experience because Perella Weinberg deemed them to be similar in size, scope, business model of the target and impact on the industry to the Company or otherwise relevant to the Merger.

The disclosure under the subsection captioned “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding to the sixth full paragraph on page 55 of the Proxy Statement, the following (with new text in bold and underlined):

Based on the multiples of enterprise value to LTM EBITDA described above, Perella Weinberg’s analyses of the various Selected Precedent Transactions and on professional judgments made by Perella Weinberg with respect to, among other things, the financial performance and competitive positioning of the Company and the target companies in the Selected Precedent Transactions, Perella Weinberg applied a range of multiples of 9.0x to 11.0x (based on +/- 1.0x over the median EV / LTM EBITDA multiple) to the Company’s LTM EBITDA as of September 30, 2022 based on publicly filed financial statements and information provided by Company management to derive a range of implied enterprise values. Perella Weinberg then applied the same enterprise value to equity value adjustments and fully diluted shares detailed in the Selected Publicly Traded Companies Analysis (58.5 million shares) to derive a range for Company common stock of approximately $1.19 to $3.31 per share.

The disclosure under the subsection captioned “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding to the fifth full paragraph beginning on page 56 of the Proxy Statement, the following (with new text in bold and underlined):

The discount rates used by Perella Weinberg were derived from the Company’s weighted average cost of capital determined by application of the capital asset pricing model based on Perella Weinberg’s experience and professional judgment which took into account certain company-specific metrics, including the Company’s target capital structure, the cost of long-term debt, marginal tax rate and five-year weekly Bloomberg beta (1.13 as of unaffected date of October 26, 2022), as well as certain general financial metrics for the United States financial markets, including market risk premium, 20-year treasury rate as of October 26, 2022, and size premium. Perella Weinberg also analyzed the weighted average cost of capital for the Company implied by an alternative approach that utilized the Company’s current capital structure and incorporated the yield on convertible preferred equity as a minimum for the cost of common equity. The yield on convertible preferred equity was estimated to range from 16.0% (coupon rate on PSP’s convertible preferred equity investment) on the low end to 27.0% (approximate internal rate of return (“IRR”) of PSP’s convertible preferred equity investment assuming 2.0x MOIC liquidation preference and redemption on July 27, 2023) on the high end. For the purposes of calculating the approximate IRR of PSP’s convertible preferred equity investment, July 27, 2023 was utilized as the redemption date because it marks the third anniversary of the original investment, at which point the treatment of the convertible preferred equity changes per “Change of Control” and “Elective Redemption” conditions. A spread of 1.0% to 3.0% between the yield on convertible preferred equity and the cost of common equity was incorporated to account for the appropriate risk-return relationship between convertible preferred equity and common equity, considering that the convertible preferred equity is more senior in the capital structure and thus has a lower level of risk. The weighted average cost of capital implied by these analyses determined the approximate range of discount rates utilized for the core products of the Company (13.00% to 15.50%). A 2.0% spread was added to this range to determine the discount rates utilized for the new products of the Company (15.00% to 17.50%) to reflect the greater execution risk associated with the new products of the Company.

The disclosure under the subsection captioned “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding to the first full paragraph on page 57 of the Proxy Statement, the following (with new text in bold and underlined):

From the range of implied enterprise values, using the same enterprise value to equity value adjustments and fully diluted shares detailed in the above analysis of the Selected Publicly-Traded Companies (58.5 million shares), Perella Weinberg derived a range of $0.65 to $2.71 per share for the core products of the Company, $0.40 to $1.66 per share for the new products of the Company and $1.05 to $4.37 per share for the combination of the core and new products of the Company.

The disclosure under the subsection captioned “Opinion of the Special Committee’s Financial Advisor” is hereby amended and supplemented by adding to the fifth full paragraph on page 57 of the Proxy Statement, the following (with new text in bold and underlined):

For the information of the Special Committee and for reference purposes only, Perella Weinberg observed the most recent publicly available 12-month unaffected price targets for Company common stock published by Wall Street research analysts. Perella Weinberg observed that four such analyst estimates were available for the Company (published by ROTH Capital Partners on August 29, 2022, H.C. Wainwright & Co. on August 11, 2022, Lake Street Capital Markets on August 10, 2022 and BMO Capital Markets on August 9, 2022). The selected price targets reflect each research analyst’s estimate of the future public market trading prices of shares of Company common stock. Perella Weinberg noted that the analysts’ price targets for the Company, when discounted to the unaffected date of October 26, 2022 using a cost of equity of 19.0% (approximate midpoint of cost of equity implied by the two previously detailed approaches to calculating weighted average cost of capital), ranged from $1.96 to $4.36 per share. The four price targets observed, when discounted to the unaffected date of October 26, 2022 and using a cost of equity of 19.0%, were $1.96, $2.62, $3.89, and $4.36.

The disclosure under the subsection captioned “Unaudited Prospective Financial Information of the Company” is hereby amended and supplemented by adding between the table and footnotes on page 72 of the Proxy Statement, the following (with new text in bold and underlined):

The following table presents a summary of the Unlevered Free Cash Flow figures from the Final Projections, broken out by Core Products and New Products, which were used in connection with Perella Weinberg’s Discounted Cash Flow Analysis.

Unlevered Free Cash Flow (4)

($ in millions)

	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Core Products	52.5	45.6	44.3	45.9	48.2	52.4	56.0	56.8	56.7	55.9	53.3
New Products	(0.1)	(1.1)	1.3	3.2	7.4	14.6	22.7	33.9	48.1	64.5	82.3

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions as to the timing and outcome of future events, including the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks and uncertainties include, but are not limited to: the expected timing and likelihood of completion of the proposed transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the entry into the Merger Agreement; the inability to consummate the Merger due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the Merger; risks that the proposed Merger disrupts current plans and operations of the Company; the amount of the costs, fees, expenses and charges related to the transaction; and the other risks and important factors contained and identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), such as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Current Reports on Form 8-K, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the proposed transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. The Company is not under any duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

Important Information for Investors and Stockholders

In connection with the proposed Merger, the Company has filed a definitive proxy statement with the SEC, and the Company and affiliates of Paine Schwartz have jointly filed a transaction statement on Schedule 13E-3. The definitive Proxy Statement and a form of proxy have been mailed to the Company’s stockholders. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AGROFRESH, THE MERGER AND RELATED MATTERS.

Investors and securityholders can obtain a free copy of these documents and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company will be available free of charge on its website at https://agrofreshsolutionsinc.gcs-web.com/.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the Merger, including a description of their respective direct or indirect interests, by security holdings or otherwise, is included in the definitive Proxy Statement. You may also find additional information about the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 10, 2023, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 21, 2023, and in other documents filed by the Company with the SEC. These documents can be obtained free of charge from the sources indicated above.